Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements Nos. 033-54847 and 333-174528 of Tiffany & Co. on Form S-8 of our report dated July 20, 2017, appearing in this Annual Report on Form 11-K of Tiffany and Company Employee Profit Sharing and Retirement Savings Plan as of January 31, 2017 and 2016 and for the year ended January 31, 2017.

/s/ CohnReznick LLP
Roseland, New Jersey
July 20, 2017